Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports Increase in 2004 Earnings

February 23, 2005

Easton, Maryland - Shore Bancshares, Inc. (NASDAQ - SHBI) reports net income for the year ended December 31, 2004 of $10,198,000 or $1.83 per diluted share, representing a 7.4% increase over 2003. Net income was $9,496,000 for 2003 or $1.74 per diluted share.

Net income for the fourth quarter of 2004 was $2,147,000 or $0.39 per diluted share. For the fourth quarter of 2003, net income was $2,324,000 or $0.43 per diluted share.

Fourth quarter earnings were affected by pre-tax write-downs of Freddie Mac preferred stocks totaling $657,500, which were required because such securities were determined to be other than temporarily impaired under recent accounting guidelines. In addition, the Company increased its provision for loan losses in the fourth quarter to provide for losses identified in December 2004 attributable to a single commercial loan relationship.

Returns on average assets and stockholders’ equity were 1.32% and 11.17%, respectively, for the year ended December 31, 2004. Total assets were $787 million, total deposits were $659 million and total stockholders’ equity was $93 million.

The Company continued to experience strong loan growth throughout 2004. Loans totaled $590,766,000 at December 31, 2004, which represents an increase of 25.5% over loans at December 31, 2003. Total Deposits increased $66,263,000 or 11.2% during 2004 when compared to 2003, totaling $658,672,000 at December 31, 2004.

Net Interest Income
Net interest income for the year ended December 31, 2004 was $29,281,000, compared to $24,596,000 for the same period last year, which represents a 19% increase. Net interest income for the three months ended December 31, 2004 increased 23.7% totaling $8,068,000, when compared to the same period last year. The increases in net interest income for the three-months and year ended December 31, 2004 resulted from an increase in interest income from loans attributable to increased volume and rates, as well as the additional net interest income attributable to The Felton Bank, which was acquired in April 2004. Interest expense for the year ended December 31, 2004 was $9,010,000, a decrease of $733,000 when compared to December 31, 2003. For the three months ended December 31, 2004, interest expense increased $140,000 as a result of increased competition for time deposits in the Company’s market areas.

The Company’s net interest margin was 4.10% for the year ended December 31, 2004, which is 19 basis points higher than one year ago. The Company continued to increase its volume of earning assets, which totaled $722,490,000 for the year ended December 31, 2004, as compared to $638,271,000 for the year ended December 31, 2003. The average yield on earning assets for the year was 5.35% compared to 5.44% last year. The average rate paid for interest-bearing liabilities during 2004 declined to 1.55% from 1.88% during 2003.

Loans and Deposits
Loans, net of unearned income, totaled $590,766,000 at December 31, 2004, an increase of $119,871,000 or 25.5% since December 31, 2003. Approximately $49,891,000 of the loan growth is attributable to The Felton Bank. Average loans, net of unearned income, totaled $555,259,000 for the year ended December 31, 2004, which represents an increase of $97,768,000 or 21.4% over the same period last year.

Total deposits at December 31, 2004 were $658,672,000, compared to $592,409,000 at December 31, 2003. Certificates of deposit of $100,000 or more increased $19,930,000 and other certificates of deposit increased $12,115,000 since December 31, 2003. As of December 31, 2004, The Felton Bank had certificates of deposit of $100,000 or more totaling $6,147,000 and other certificates of deposit totaling $20,973,000.

Provision for Credit Losses
The provision for credit losses for the three months and year ended December 31, 2004 was $561,000 and $931,000, respectively, compared to $100,000 and $335,000 for the same periods in 2003. Net charge-offs were $272,000 and $726,000 for the three months and year ended December 31, 2004, respectively. For the same periods in 2003, net charge-offs were $188,000 and $392,000, respectively. The increase in the provision for credit losses and net charge-offs in the fourth quarter is primarily attributable to a single commercial loan customer, which began to experience financial difficulties in December 2004. Prior to December 2004, the loan customer was performing in accordance with the terms of the credit relationship and management had not provided for any specific losses relating to the credit. Management believes that the provision for credit losses and the resulting allowance are adequate at December 31, 2004.

Noninterest Income
During the fourth quarter of 2004, the Company recognized pre-tax losses on Freddie Mac preferred stocks of $657,500 in conjunction with other than temporary impairment accounting standards. Excluding gains and losses on sales of securities for the three months and year ended December 31, 2004, noninterest income increased $332,000 and $1,311,000, respectively, when compared to the same periods last year. Approximately $70,000 and $228,000 of the increase for the three-month period and year ended December 31, 2004, respectively, is attributable to The Felton Bank, while service charges on deposit accounts and certain fee increases implemented during the first quarter of 2004 and other fees and services offered by the Company contributed to the remainder of the increases.

Noninterest Expenses
Total noninterest expense increased $801,000 and $3,190,000 for the three months and year ended December 31, 2004, respectively, from the comparable periods in 2003. Operation of The Felton Bank represented $1,429,000 of this increase for the year. For the year ended December 31, 2004, salaries and benefits expense increased $1,516,000, occupancy expense increased $223,000 and other noninterest expense increased $1,451,000, when compared to the same period in 2003. These increases are attributable to The Felton Bank and the overall growth of the Company during 2004.

Shore Bancshares Information
Shore Bancshares, Inc., headquartered in Easton, Maryland, is the largest independent financial holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC, and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are discussed in detail under the heading “Risk Factors” in Item 1 of Part I of the Annual Report of Shore Bancshares, Inc. on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003.

For further information contact: W. Moorhead Vermilye, President and CEO